Exhibit 24.2

POWER OF ATTORNEY

(Form S-4)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, in his capacity as manager or officer of Mosaic Fertilizer, LLC as listed below, hereby constitutes and appoints Richard L. Mack and Mark J. Isaacson his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to execute a Registration Statement on Form S-4 (File No. 333-119275) relating to the registration under the Securities Act of 1933, as amended, of the guarantees to be issued by the Mosaic Company, Mosaic Fertilizer, LLC and Mosaic Crop Nutrition, LLC with respect to certain debt securities of Mosaic Global Holdings Inc. and Phosphate Acquisition Partners, L.P., and any and all pre- and post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Dated: November 10, 2004

/s/ Fredric W. Corrigan
Fredric W. Corrigan
Chairman of the Board and Manager (principal executive officer)

/s/ James T. Thompson
James T. Thompson
Manager

/s/ Lawrence W. Stranghoener
Lawrence W. Stranghoener
Manager (principal financial officer and principal accounting officer)